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                              EXHIBIT 99.1

ECO SOIL ARRANGES $35 MILLION IN NEW LONG TERM FINANCINGS

RANCHO BERNARDO, Calif., Aug. 26 /PRNewswire/ -- Eco Soil Systems, Inc. (Nasdaq: ESSI - NEWS) announced today that it has successfully completed two transactions providing the Company with $15 million in gross proceeds and the right to borrow up to an additional $20 million. The transactions consist of the private placement of $15 million principal amount of the Company's senior subordinated notes (together with warrants to purchase 262,500 shares of the Company's common stock), and, separately, a $20 million secured revolving line of credit arranged with The Provident Bank. The senior subordinated notes are due in 2003 and bear interest at a rate of 12% per annum. The secured revolving line of credit has a three-year term during which borrowings will bear interest at floating rates of interest tied to prime or LIBOR rates. Other terms of the financings were not disclosed.

Eco Soil also announced today that it has completed its previously announced acquisition of Controlled Irrigation International, Inc., an irrigation products supplier operating primarily in the states of California and Arizona under the name of Yuma Sprinkler and Pipe Supply.

William B. Adams, chairman and chief executive officer, said, "The financings will significantly strengthen our balance sheet and give ESSI the resources it needs to continue penetration into the high value agricultural crops market serviced by drip irrigation, as well as to continue to expand our sales of products to golf markets."

ESSI distributes and supports a proprietary line of biotech products that are used to treat chronic soil and water quality problems. The Company's principal proprietary product is the BioJect-Registered Trademark-, which cultures and dispenses biological products through irrigation systems. The Company distributes a wide range of turf maintenance products principally through Turf Partners, a wholly owned subsidiary with warehouses in Arizona, Illinois, Indiana, Michigan, New Hampshire, Ohio, Pennsylvania, and Southern California. The Company distributes irrigation supplies principally through Agricultural Supply Inc., a wholly owned subsidiary with warehouses in Arizona, New Mexico, Southern California and Mexico. Eco Soil's Internet site address is http://www.ecosoil.com.

The statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements are only predictions; actual events or results may differ materially as a result of risks facing the Company, including those listed under the caption "factors that may affect future performance" in the Company's Annual Report on Form 10-K filed March 31, 1998 and in the Company's Quarterly Report on Form 10-Q filed August 15, 1998.

SOURCE: ECO SOIL SYSTEMS, INC.
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